EXHIBIT 99
NEWS:

The Sherwin-Williams Company • 101 Prospect Avenue, N.W. • Cleveland, Ohio 44115 • (216) 566-2140
The Sherwin-Williams Company Reports 2008 Second Quarter and First Six Months Results
•	Sales increased 1.4% to a record $2.230 billion in 2Q08 and 1.4% to a record $4.011 billion in first six months

•	EPS was $1.45 in 2Q08 and $2.07 in first six months

•	Net operating cash through the first six months was $262.8 million

•	EPS range $1.20 to $1.45 for 3Q08. Reaffirming EPS range of $3.60 to $4.10 for the full year
CLEVELAND, OHIO, July 17, 2008 — The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the second quarter and first six months ended June 30, 2008. Compared to the same periods in 2007, consolidated net sales increased $31.4 million, or 1.4%, to $2.230 billion in the quarter and $56.9 million, or 1.4%, to $4.011 billion in the first six months due to strong sales by the Global Group and acquisitions. Seven acquisitions completed after the second quarter of 2007 increased consolidated net sales 2.4% in the quarter and 2.5% in the first six months. Favorable currency translation rate changes increased consolidated net sales 1.1% in the quarter and 1.3% in the first six months.
Diluted net income per common share decreased 4.6% in the quarter to $1.45 per share from $1.52 per share in 2007 and decreased 11.5% in the first six months to $2.07 per share from $2.34 per share last year including second quarter 2008 asset impairment charges of approximately $.12 per share. Acquisitions and currency translation rate changes had a combined favorable impact on diluted net income per common share of approximately $.02 per share in the quarter. In the first six months, acquisitions had an unfavorable impact on diluted net income per common share that was offset by currency translation rate changes resulting in no net effect on diluted net income per common share.
Net sales in the Paint Stores Group decreased $10.4 million, or 0.8%, to $1.355 billion in the quarter and $30.2 million, or 1.2%, to $2.386 billion in the first six months due primarily to soft domestic architectural paint sales in the new residential, residential repaint, DIY and commercial markets as well as weak sales in non-paint categories. Acquisitions added 2.6% to this Group’s net sales in the quarter and 2.9% in the first six months. Net sales from stores open for more than twelve calendar months decreased 4.5% in the quarter and 5.4% in the first six months over last year’s comparable periods. Paint Stores Group segment profit decreased $27.7 million, or 11.6%, to $210.4 million during the quarter and $66.8 million, or 18.5%, to $293.7 million during the first six months due primarily to second quarter impairment charges of $20.4 million related to certain acquired trademarks, lower net sales and gross margin pressures caused by increasing product and freight costs. Acquisitions negatively impacted the Group’s segment profit by 0.3% in the quarter and 2.2% in the first six months.
Net sales of the Consumer Group declined $12.7 million, or 3.2%, to $383.9 million in the quarter and $27.0 million, or 3.9%, to $670.8 million in the first six months. The sales declines were due primarily to soft DIY demand at most of the Group’s retail customers. Segment profit decreased $23.8 million, or 28.8%, to $58.8 million in the quarter and $37.1 million, or 26.7%, to $101.6 million in the first six months. Segment profit decreased due primarily to dramatic increases in raw material costs, lower volume throughput in manufacturing and distribution operations and a second quarter impairment charge of $2.7 million related to an acquired trademark. A 2007 acquisition had no significant impact on this Group’s net sales or segment profit.
The Global Group’s net sales stated in U.S. dollars increased $54.6 million, or 12.6%, to $488.9 million in the quarter and $114.3 million, or 13.7%, to $950.8 million in the first six months due primarily to volume gains, selling price increases, currency translation impact and acquisitions. Favorable currency translation rate changes increased net sales of the Global Group by 5.8% in the quarter and 6.3% in the first six months. Acquisitions increased this Group’s net sales in U.S. dollars by 3.8% in the quarter and 3.7% in the first six months. Stated in U.S. dollars, segment profit of the Global Group in the quarter decreased $.8 million, or 1.7%, to $48.0 million and increased $6.8 million, or 8.1%, in the first six months including a second quarter goodwill impairment charge of $.8 million. Segment profit stated in local currency declined 7.5% in the quarter and was flat with last year in the first six months driven primarily by the negative impact of the domestic economy on portions of this Segment’s business that could not be completely offset by increased foreign sales, improved operating efficiencies related to additional manufacturing volume and expense control. Acquisitions had a 3.1% and 2.3% accretive effect on segment profit of the Global Group in the quarter and first six months, respectively.
The Company acquired 2.1 million shares of its common stock through open market purchases during the quarter and 6.2 million shares during the first six months. The Company had remaining authorization at June 30, 2008 to purchase 20.8 million shares.
Commenting on the second quarter and first six months results, Christopher M. Connor, Chairman and Chief Executive Officer, said, “We continue to manage through an unprecedented downturn in the U.S. housing market that is both deep and wide. This downturn has severely depressed paint demand in the domestic new residential, residential repaint, DIY and commercial markets. In spite of the continuing decline in demand, our Paint Stores Group remains focused on providing superior, knowledgeable customer service and gaining business in all markets and product lines. Our Consumer Group faces the same market softness and has been coping with the extraordinary dynamics of rapid raw material cost increases. The employees in our Consumer Group remain focused on improving their productivity and service levels while reducing production and inventory levels to deal with declining sales volumes. We continue to be optimistic about the strength of our foreign business units in our Global Group and the sales growth they have been achieving in the architectural, industrial maintenance, OEM and automotive finishes product lines. Price increases and cost reductions announced across all business segments during the first half of this year will continue to be implemented in the coming months as our management teams strive to maintain their profitability during this tough economic environment.
“As we have previously mentioned, in 2008 the Paint Stores Group will open new store locations at their historic average annual rate of approximately 100 new stores while accelerating the rate at which we close redundant store locations from acquisitions, expected to be approximately 80 locations closed by year end. This was evident during the second quarter when the Group closed 17 more stores than they opened. In the first six months of 2008, the Paint Stores Group has opened 39 new stores and closed 62. Our Global Group continued to expand their store network by opening two net new locations and acquiring one during the quarter, bringing the net store additions to 12 in the first six months of 2008.
“During the quarter, we used our cash to continue to buy shares of our stock and increase the dividend rate. We have strategically positioned our balance sheet to be financially sound and capable of financing our business growth. We expect to continue to achieve high levels of net operating cash flow in part by maintaining control over working capital.
“During the third quarter of 2008, we anticipate consolidated net sales will be slightly below last year’s third quarter. We expect diluted net income per common share for the third quarter will be in the range of $1.20 to $1.45 per share compared to $1.55 per share last year. For the full year 2008, we are reaffirming our June 3, 2008 guidance that we anticipate consolidated net sales will be slightly lower than 2007. We are also reaffirming our June 3, 2008 guidance that we expect diluted net income per common share for full year 2008 will be in the range of $3.60 to $4.10 per share compared to $4.70 per share earned in 2007.”
The Company will conduct a conference call to discuss its financial results for the second quarter and first six months and its outlook for the third quarter and full year 2008 at 11:00 a.m. ET today, July 17, 2008. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the July 17th release. The webcast will also be available at Vcall’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until Wednesday, August 6, 2008 at 5:00 p.m. ET.
Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 3,000 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Global Group distributes a wide range of products in more than 30 countries around the world. For more information, visit www.sherwin.com.
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This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Contacts:
Robert Wells
Vice President — Corporate Communications and Public Affairs
Sherwin-Williams
Direct: 216.566.2244
rjwells@sherwin.com
Mike Conway
Director — Corporate Communications and Investor Relations
Sherwin-Williams
Direct: 216.515.4393
Pager: 216.422.3751
mike.conway@sherwin.com

The Sherwin-Williams Company and Subsidiaries
Statements of Consolidated Income (Unaudited)

	Three months ended June 30,		Six months ended June 30,
Thousands of dollars, except per share data	2008	2007	2008	2007

Net sales	$2,229,545	$2,198,188	$4,011,227	$3,954,366
Cost of goods sold	1,256,642	1,211,618	2,257,816	2,176,429
Gross profit	972,903	986,570	1,753,411	1,777,937
Percent to net sales	43.6%	44.9%	43.7%	45.0%
Selling, general and administrative expenses	676,984	666,899	1,328,691	1,284,640
Percent to net sales	30.4%	30.3%	33.1%	32.5%
Other general expense (income) — net	1,280	7,789	1,395	7,024
Impairment of trademarks and goodwill	23,912		23,912
Interest expense	18,133	16,786	35,806	35,367
Interest and net investment income	(878)	(3,683)	(1,394)	(10,783)
Other income — net	(2,700)	(4,366)	(4,200)	(4,974)

Income before income taxes	256,172	303,145	369,201	466,663
Income taxes	84,489	100,538	119,572	152,254

Net income	$171,683	$202,607	$249,629	$314,409

Net income per common share:
Basic	$1.48	$1.56	$2.12	$2.41

Diluted	$1.45	$1.52	$2.07	$2.34

Average shares outstanding — basic	116,220,461	129,647,874	117,859,378	130,351,224

Average shares and equivalents outstanding — diluted	118,684,720	133,286,728	120,379,140	134,146,842

Additional information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on About Us, choosing Investor Relations, then selecting Press Releases and clicking on the reference to the July 17th release.